Exhibit 99.1

9420 SANTA ANITA AVENUE
RANCHO CUCAMONGA, CA 91730-6117
(909) 987-0550 Corp. Office: (800) 538-3091
Fax: (909) 987-0490 http://www.pacertechnology.com

Contact: Rick Kay, Chairman & CEO
(909) 987-0550

PACER TECHNOLOGY ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

EARNINGS CONTINUE TO IMPROVE FOLLOWING RESTRUCTURING

RANCHO CUCAMONGA, CALIFORNIA, April 28, 2003 — Pacer Technology (NASDAQ SC: PTCH), a manufacturer of advanced technology adhesives, sealants and related consumer products, announced today its financial results for the third quarter of fiscal year 2003, which ended March 31, 2003.

Net income for the third quarter improved to $395,000, or $0.13 per share (fully diluted), from $353,000, or $0.11 per share (fully diluted), for the same quarter of the prior year.

Net income for the nine months ended March 31, 2003 was $1,021,000 or $0.34 per share (fully diluted) compared to net income of $1,187,000 or $0.38 per share (fully diluted), for the first nine months of the prior year. The prior year results included a pre-tax gain of $1,252,000 on the sale of the Cook Bates product line and restructuring charges of $472,000. If the gain and restructuring charges were to be excluded, net income for the first nine months of the prior year, on a non-GAAP basis, would have been $699,000 or $0.22 per share (fully diluted).

Net sales for the third quarter were $6,566,000, consistent with $6,567,000 in the same quarter of the prior year. Net sales for the nine months ended March 31, 2003 were $18,873,000, down from $23,813,000 in the same nine-month period of the prior year, because the prior year’s nine month period included Cook Bates product sales that were made prior to the disposition of the Cook Bates product line. Adhesive sales for this year’s nine-month period increased $434,000 or 2.4% when compared to the same period of the prior year.

Gross margin also increased, to 32.8% and 31.9%, respectively, in the quarter and nine months ended March 31, 2003 from 30.3% and 28.5%, respectively, in the corresponding periods of fiscal 2002. Selling, general and administrative expenses increased by approximately 5% in the quarter ended March 31, 2003, compared to the same quarter of the prior year, due to an increase in reserves for possible losses on outstanding K-Mart receivables.

Commenting on these financial results, Rick Kay, Chairman of the Board, Chief Executive Officer and President, stated, “We continue to improve the operations and financial condition of the Company. We are pleased with the improvements in our gross margin, which are attributable primarily to the disposition of our nail care products business, which was less profitable than our adhesives business, and the benefits derived from the internal restructuring that took place in the fiscal year ended June 30, 2002.”

Kay also commented, “During the first quarter of this fiscal year we had increased our inventory safety stocks in anticipation of a possible West Coast dockworkers strike. Since a strike was averted, we continue to adjust our inventory balances”.

As previously reported, on April 7, 2003 Pacer announced that it had received a preliminary proposal from CYAN Investments, LLC (“Cyan”), to acquire all of the outstanding shares of common stock of Pacer not already owned by Cyan for $6.00 per share in cash. Cyan, which is owned by E.T. Gravette, a former member of the Board of Directors of Pacer, and G. Jeffrey Records, Jr., has reported that it owns, beneficially, 770,195 shares, or 26.4%, of Pacer’s common stock. As also previously reported, Pacer’s Board of Directors has appointed a Special Committee, comprised solely of independent directors to consider the Cyan proposal and to assess the appropriate courses of action available to the Company. The Special Committee has begun the process of considering the Cyan proposal and it will proceed in a timely and orderly manner to consider that proposal and the alternative courses of action available to the Company. As previously reported, the Special Committee has engaged Houlihan Lokey Howard & Zukin as its financial advisor to assist it with its review and in assessing the appropriate course of action that is in the best interests of Pacer and its shareholders (other than Cyan). Neither the Special Committee nor the

Board of Directors has made any decisions whatsoever with respect to that proposal and there is no assurance that a transaction between the Company and Cyan will be consummated.

About Pacer Technology

Pacer Technology (Nasdaq: PTCH) is a manufacturing, packaging and distribution company engaged in marketing advanced technology adhesives, sealants, and other related products, for consumer markets on a worldwide basis. Its products include SUPER GLUE, ZAP®, BONDINI®, FUTURE GLUE®, PRO SEAL®, GO SPOT GO®, ANCHOR-TITETM and other well known branded products.

Forward-Looking Statements

Statements contained in this press release that are not historical facts or that discuss our expectations or beliefs regarding our future financial performance constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are estimates of future performance that are based upon current information and that are subject to a number of risks and uncertainties that could cause actual operating results during future periods to differ significantly from those expected at the current time. Those risks and uncertainties are set forth in detail in Pacer’s Annual Report on Form 10-K for its fiscal year ended June 30, 2002 filed with the Securities and Exchange Commission on September 27, 2002. The risks and uncertainties also include, but are not limited to, the following:

Dependence on Major Customers.    Two customers each represented more than 10% of our sales volume in the first nine months of fiscal 2003. Our customers include several large national mass merchandisers and national and regional food and drug store chains, the loss of business from one or more of which could result in unexpected reductions in sales and earnings.

On January 22, 2002, a long-time major retail customer, Kmart announced that it had filed for Chapter 11 bankruptcy protection. The Company made a provision for a potential loss on the amounts due from this customer on sales of products made to it during the second quarter of the previous fiscal year. Due to the lack of information as to the outcome of the Kmart bankruptcy, there can be no assurances that the actual loss that will be incurred on the Kmart receivables will not exceed management’s current estimate.

Risks of Foreign Operations.    Our operating results could decline as a result of war, economic disruption or foreign currency fluctuations and changes in the value of the U.S. Dollar in relation to foreign currencies in the countries in Europe, Asia and Latin America where we sell our products and where we obtain some of our raw materials.

Changes in Business Strategy and Operations.    We sold our California Chemical product line in June 2001 and our Cook Bates product line in September 2001 in order to focus and grow our core adhesives business. Although these actions resulted in a significant decline in our net sales in the first nine months of the fiscal year ending June 30, 2003, as compared to the prior year, we believe that the sales of these businesses will enable us to improve our profitability. However, our future profitability could be adversely affected if we are not able to reduce and, thereby, align our future operating costs to match sales levels in future periods or if we are unable to grow and thereby meaningfully increase the revenues of our core adhesives business.

The forward-looking statements in this press release are made only as of this date and Pacer undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or developments or otherwise.

PACER TECHNOLOGY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands of dollars, except per share amounts)

	Three Months Ended March 31,
	2003	2002
	(Unaudited)
Net sales(1)	$6,566	$6,567
Cost of sales	4,412	4,574

Gross profit	2,154	1,993
Selling, general and administrative expenses	1,519	1,452
Restructuring charges	—	12

Operating income	635	529
Other (income), net	(1)	(21)

Income before income taxes	636	550
Income tax expense	241	197

Net income	$395	$353

Basic Earnings Per Share	$0.14	$0.12

Diluted Earnings Per Share	$0.13	$0.11

Weighted Average Shares – basic	2,920	2,999

Weighted Average Shares – diluted	2,988	3,100

(1)	Consists solely of sales of adhesive and sealant products.

PACER TECHNOLOGY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands of dollars, except per share amounts)

	Nine Months Ended March 31,
	2003(1)	2002(1)	2002		2002
	As Reported		Adjustments(2)		As Adjusted(2)
	(Unaudited)
Net sales:
Adhesives & sealants	$18,873	$18,439	$—		$18,439
Cook Bates	—	5,374	—		5,374

Total net sales	18,873	23,813	—		23,813
Cost of sales	12,856	17,017	—		17,017

Gross profit	6,017	6,796	—		6,796
Selling, general and administrative expenses	4,351	5,570	—		5,570
Restructuring charges	—	472	(472)		—
Gain on sale of Cook Bates product line	—	(1,252)	1,252		—

Operating income	1,666	2,006	(780)		1,226
Other (income) expense, net	(6)	110	—		110

Income before income taxes	1,672	1,896	(780)		1,116
Income tax expense	651	709	(292	)(3)	417	(3)

Net income	$1,021	$1,187	$(488)		$699

Basic Earnings Per Share	$0.35	$0.39	$(0.16)		$0.23

Diluted Earnings Per Share	$0.34	$0.38	$(0.16)		$0.22

Weighted Average Shares – basic	2,921	3,039	3,039		3,039

Weighted Average Shares – diluted	3,003	3,116	3,116		3,116

(1)	Determined in accordance with Generally Accepted Accounting Principles (“GAAP”)
(2)	Presented on a non-GAAP basis in order to exclude restructuring charges and the gain on the sale of the Cook Bates product line.
(3)	Assumes, for non-GAAP presentation purposes, an applicable income tax rate of 37%, which was the effective consolidated income tax rate for the nine month period ended March 31, 2002

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of dollars)

	March 31, 2003	June 30, 2002
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$1,279	$1,199
Trade receivables, net	4,962	5,186
Other receivables	6	442
Inventories	4,283	3,387
Prepaid expenses	667	709
Deferred income taxes	378	347

Total current assets	11,575	11,270
Equipment and leasehold improvements, net	1,538	1,262
Deferred income taxes	106	238
Intangible assets, net	1,163	1,163

Total Assets	$14,382	$13,933

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$815	$1,160
Other accrued expenses	857	1,020
Current installments of long-term debt	93	100

Total current liabilities	1,765	2,280
Long-term debt, excluding current installments	52	67

Total liabilities	1,817	2,347
Shareholders’ Equity
Common stock	7,115	7,157
Retained earnings	5,450	4,429

Total shareholders’ equity	12,565	11,586

Total Liabilities and Shareholders’ Equity	$14,382	$13,933